Exhibit 99.1

ARGAN, INC. INCREASES QUARTERLY DIVIDEND BY 33% TO $0.50

PER COMMON SHARE

September 10, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors declared a 33% increase in the quarterly cash dividend, raising it from $0.375 to $0.50 per common share. The dividend will be payable on October 31, 2025, to stockholders of record at the close of business on October 23, 2025.

David Watson, President and Chief Executive Officer of Argan commented, “As Argan continues to deliver strong growth and profitability, and with our optimism around the robust pipeline of new opportunities we are seeing, we have increased our quarterly dividend to $0.50 per common share, or $2.00 on an annual basis. This 33% dividend raise marks our third consecutive increase in three years and reflects our confidence in the business as well as our commitment to returning value to our shareholders. The ongoing electrification of everything requires an uninterrupted supply of reliable, high-quality energy, and we believe we are well-positioned with our diverse capabilities, proven track record and longstanding customer base, to benefit from the current demand environment as the industry responds to the urgent need for reliable energy resources to strengthen the power grid.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027

Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200